Exhibit 14.1

                                   PHAZAR CORP
                                 (the "Company")

                       Code of Ethics and Business Conduct
                        for the Senior Executive Officers
                          and Senior Financial Officers
                                  (the "Code")

                             Effective May 31, 2004


This Code applies to the President, Chief Executive Officer, Chief Financial Officer and persons performing similar functions within the Company (the "Senior Officers"). This Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principals to guide all Senior Officers of the Company. All Senior Officers should conduct themselves accordingly and seek to avoid the appearance of improper behaviour in any way relating to the Company.

Any Senior Officer who has any questions about the Code should consult with the Chief Executive Officer or the board of directors (the "Board").

The Company has adopted the Code for the purpose of promoting:

     - honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     - full, fair, accurate, timely and understandable disclosure in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Company that are within the Senior Officer's area of responsibility;

     -    compliance with applicable governmental laws, rules and regulations;

     -    the prompt internal reporting of violations of the Code; and

     -    accountability for adherence to the Code.


HONEST AND ETHICAL CONDUCT

Each Senior Officer owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest and candid. Senior Officers must adhere to a high standard of business ethics and are expected to make decisions and take actions based on the best interests of the Company, as a whole, and not based on personal relationships or benefits. Generally, a "conflict of interest" occurs when a Senior Officer's personal interests is, or appears to be,


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inconsistent  with,  interferes  with or is opposed to the best interests of the
Company or gives the appearance of impropriety.

Business decisions and actions must be made in the best interests of the Company and should not be influenced by personal considerations or relationships. Relationships with the Company's stakeholders - for example suppliers, competitors and customers - should not in any way affect a Senior Officer's responsibility and accountability to the Company. Conflicts of interest can arise when a Senior Officer or a member of his or her family receives improper gifts, entertainment or benefits as a result of his or her position in the Company.

Specifically, each Senior Officer must:

     1. act with integrity, including being honest and candid while still maintaining the confidentiality of information when required or consistent with the Company's policies;

     2.   avoid violations of the Code,  including actual or apparent  conflicts
          of   interest   with  the  Company  in   personal   and   professional
          relationships;

     3. disclose to the Board any material transaction or relationship that could reasonably be expected to give rise to a breach of the Code, including actual or apparent conflicts of interest with the Company;

     4. obtain approval from the Board before making any decisions or taking any action that could reasonably be expected to involve a conflict of interest or the appearance of a conflict of interest;

     5. observe both the form and spirit of laws and governmental rules and regulations, accounting standards and Company policies;

     6. maintain a high standard of accuracy and completeness in the Company's financial records;

     7. ensure full, fair, timely, accurate and understandable disclosure in the Company's periodic reports;

     8.   report any violations of the Code to the Board;

     9. proactively promote ethical behavior among peers in his or her work environment; and

     10. maintain the skills appropriate and necessary for the performance of his or her duties.

DISCLOSURE OF COMPANY INFORMATION

As a result of the Company's status as a public company, it is required to file periodic and other reports with the SEC. The Company takes its public disclosure responsibility seriously to ensure that these reports furnish the marketplace with full, fair, accurate, timely and understandable disclosure regarding the financial and business condition of the Company. All disclosures contained in


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reports and  documents  filed with or submitted to the SEC, or other  government agencies, on behalf of the Company or contained in other public communications made by the Company must be complete and correct in all material respects and understandable to the intended recipient.

The Senior Officers, in relation to his or her area of responsibility, must be committed to providing timely, consistent and accurate information, in compliance with all legal and regulatory requirements. It is imperative that this disclosure be accomplished consistently during both good times and bad and that all parties in the marketplace have equal or similar access to this information.

All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions, and must conform both to applicable legal requirements and to the Company's system of internal controls. Unrecorded or "off the book" funds, assets or liabilities should not be maintained unless permitted by applicable law or regulation. Senior Officers involved in the preparation of the Company's financial statements must prepare those statements in accordance with generally accepted accounting principles, consistently applied, and any other applicable accounting standards and rules so that the financial statements materially, fairly and completely reflect the business transactions and financial statements and related condition of the Company. Further, it is important that financial statements and related disclosures be free of material errors.

Specifically, each Senior Officer must:

     1. familiarize himself or herself with the disclosure requirements generally applicable to the Company;

     2. not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, including the Company's independent auditors, governmental regulators, self-regulating organizations and other governmental officials;

     3. to the extent that he or she participates in the creation of the Company's books and records, promote the accuracy, fairness and timeliness of those records; and

     4. in relation to his or her area of responsibility, properly review and critically analyze proposed disclosure for accuracy and completeness.

CONFIDENTIAL INFORMATION

Senior Officers, directors and employees must maintain the confidentiality of confidential information entrusted to them by the Company of its customers, suppliers, joint venture partners, or others with whom the Company is considering a business or other transaction except when disclosure is authorized by an executive officer or required or mandated by laws of regulations. Confidential information includes all non-public information that might be useful or helpful to competitors or harmful to the Company or its customers or suppliers, if disclosed. It also includes information that suppliers, customers and other parties have entrusted to the Company. The obligation to preserve confidential information continues even after employment ends.


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Records  containing  personal data about employees or private  information about customers, and their employees are confidential. They are to be carefully safeguarded, kept current, relevant and accurate. They should be disclosed only to authorized personnel or as required by law.

All inquiries regarding the Company from non-employees, such as financial analysts and journalists should be directed to those persons so designated by the Board. The Company's policy is to cooperate with every reasonable request of government investigators for information. At the same time, the Company is entitled to all the safeguards provided by law for the benefit of persons under investigation or accused of wrongdoing, including legal representation. If a representative of any government or government agency seeks an interview or requests access to data or documents for the purposes of an investigation, the Senior Officer should refer the representative to the Board. Senior Officers also should preserve all materials, including documents and e-mails that might relate to any pending or reasonably possible investigation.

COMPLIANCE WITH LAWS

The Senior Officers must respect, must obey all applicable foreign, federal, state and local laws, rules and regulations applicable to the business and operations of the Company.

Senior Officers who have access to, or knowledge of, material nonpublic information from or about the Company are prohibited from buying, selling or otherwise trading in the Company's stock or other securities. "Material nonpublic" information includes any information, positive or negative, that has not yet been made available or disclosed to the public and that might be of significance to an investor, as part of the total mix of information, in deciding whether to buy or sell stock or other securities.

Senior Officers also are prohibited from giving "tips" on material nonpublic information, that is directly or indirectly disclosing such information to any other person, including family members, or other relatives or friends, so that they may trade in the Company's stock or other securities.

Furthermore, if, during the course of a Senior Officer's service with the Company, he or she acquires material nonpublic information about another company, such as one of our customers or suppliers, or you learn that the Company is planning a major transaction with another company (such as an acquisition), the Senior Officer is restricted from trading in the securities of the other company.

REPORTING ACTUAL AND POTENTIAL VIOLATIONS OF THE CODE AND ACCOUNTABILITY FOR COMPLIANCE WITH THE CODE

The Company, through the Board is responsible for applying this Code to specific situations in which questions may arise and has the authority to interpret this Code in any particular situation. This Code is not intended to provide a comprehensive guideline for Senior Officers to address every conceivable specific incident of a violation of law or of this code. The code reflects general principles to guide Senior Officers in making ethical decisions. In this regard, each Senior Officer must:



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     1.   notify the Company of any  existing  or  potential  violation  of this
          Code, and failure to do so is itself a breach of the Code; and

     2. not retaliate, directly or indirectly, or encourage others to do so, against any employee or Senior Officer for reports, made in good faith, of any misconduct or violations of the Code solely because that employee or Senior Officer raised a legitimate ethical issue.

The Board will take all action it considers appropriate to investigate any breach of the Code reported to it. All Senior Officers, directors and employees are required to cooperate fully with any such investigations and to provide truthful and accurate information. If the Board determines that a breach has occurred, it will take or authorize disciplinary or preventative action as it deems appropriate, after consultation with the Company's counsel if warranted, up to and including termination of employment. Where appropriate, the Company will not limit itself to disciplinary action but may pursue legal action against the offending Senior Officer involved. In some cases, the Company may have a legal or ethical obligation to call violations to the attention of appropriate law enforcement authorities.

Compliance with the Code may be monitored by audits performed by the Board, the Company's counsel and/or by the Company's outside auditors. All Senior Officers, directors and employees are required to cooperate fully with any such audits and to provide truthful and accurate information.

Any waiver of this Code for any Senior Officer or director may be made only by the Board and will be promptly disclosed to stockholders and others, as required by applicable law. The Company must disclose changes to and waivers of the Code in accordance with applicable law.



--------------------------                           -------------------------
Clark D. Wraight                                     Gary W. Havener
President, CEO                                       President, CEO
Antenna Products Corporation                         PHAZAR CORP



--------------------------
Clark D. Wraight
Chief Financial Officer
PHAZAR CORP











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Code of Ethics

Effective May 31, 2004, our Company's board of directors adopted a Code of Ethics and Business Conduct that applies to, among other persons, our Company's President, Chief Executive Officer, Chief Financial Officer, as well as persons performing similar functions. As adopted, our Code of Ethics and Business Conduct sets forth written standards that are designed to deter wrongdoing and to promote:

     (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     (2) full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in other public communications made by us;

     (3)  compliance with applicable governmental laws, rules and regulations;

     (4) the prompt internal reporting of violations of the Code and Ethics and Business Conduct to an appropriate person or persons identified in the Code of Ethics and Business Conduct, and

     (5)  accountability  for  adherence  to the  Code of  Ethics  and  Business
          Conduct.

Our Code of Ethics and Business Conduct requires among other things, that all of our Company's personnel shall be accorded full access to our Chief Executive Officer with respect to any matter which may arise relating to the Code of Ethics and Business Conduct. Further, all of our Company's personnel are to be accorded full access to our Company's Board if any such matter involves an alleged breach of the Code of Ethics and Business Conduct by the Chief Executive Officer.

Our Code of Ethics and Business Conduct will be filed with the Securities and Exchange Commission as Exhibit 14.1 to the Company's annual report on Form 10-KSB. We will also provide a copy of the Code of Ethics and Business Conduct to any person without charge, upon request.

















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